RUDNICK & WOLFE
                         203 North LaSalle Street
                                Suite 1800
                             Chicago, IL 60601


                                May 2, 1997

                              (312) 368-2109

                                 VIA EDGAR

                    Securities and Exchange Commission
                           450 5th Street, N. W.
                          Washington, D. C. 20549

                               Re: MFRI, INC.
      ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 31, 1996
                             FILE NO. 0-18370
                    REGISTRATION STATEMENT ON FORM S-3
                            FILE NO. 333-21951

Ladies and Gentlemen:

Attached, for filing, is a conformed copy of Amendment No. 1 to Registration Statement No. 333-21951 on Form S-3, including exhibits thereto, with respect to shares of common stock, par value $. 01 per share, of MFRI, Inc. (the "Company"), that were issued in connection with the merger of Midwesco, Inc. ("Midwesco") with and into the Company.

The changes in Amendment No. 1 include: (i) changes made in response to the staff's letter of comment dated March 20, 1997 (as discussed below); and (ii) minor editorial efforts and corrections.

The responses herein are numbered consecutively to correspond to the comments in the staff's letter.

THE COMPANY, PAGE 3

1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 ("1997 Form 10-K Report"), which is incorporated by reference into the Registration Statement, includes a discussion of the business of Thermal Care.

SELLING STOCKHOLDERS, PAGE 5

2. The Registration Statement has been revised as requested.

3. The Registration Statement has been revised as requested.

PLAN OF DISTRIBUTION, PAGE 7

4. The Registration Statement has not been revised, in accordance with telephone conversations between the undersigned and Mr. Mark Webb of the staff.

INFORMATION INCORPORATED BY REFERENCE, PAGE 7

5. The Registration Statement has been amended as requested.

6. As discussed by the undersigned and Mr. Webb, the Registration Statement incorporates the Company's Current Report on Form 8-K dated December 30, 1996, as required by Item 12 of Form S-3. However, no information incorporated therein has been incorporated by reference into the Registration Statement.

EXPERTS

7. The Registration Statement has been revised to reflect the filing of the 1997 Form 10-K Report. See the responses to questions 10 and 11 below.

INFORMATION INCORPORATED BY REFERENCE

8. The Registration Statement has been revised as requested.

GENERAL

9. A consent for the use of the audit report contained in the 1997 Form 10-K Report has been included in the Registration Statement.

10. The Registration Statement has been amended to incorporate by reference the financial statements of the Company as of and for the year ended January 31, 1997 included in the 1997 Form 10-K Report.

11. The financial statements of the Company included in the 1997 Form 10-K Report include updated pro forma financial information with respect to the Company's December 30, 1996 acquisition of Midwesco. Midwesco merged with and into the Company and through such merger, Midwesco's accounts are included in the consolidated financial statements of the Company since the date of acquisition in accordance with APB No. 16. Management of the Company does not believe that the separate historic interim or prior year financial statements of Midwesco, after the consummation of the transaction and the merger of Midwesco into the Company, would be meaningful to the readers of its financial statements at this time.

12. Midwesco Management believes that, as a privately held entity, the "segmentation" provisions of APB 30 do not apply to Midwesco. The spin off of certain operations of Midwesco was contingent upon approval of the acquisition of Midwesco by the stockholders of the Company; thus, no "measurement date" under paragraph 14 of APB 30 had been reached. Management does not believe that restatement of Midwesco's historic interim or prior year financial statements, after the consummation of the transaction and the merger of Midwesco into the Company, would be meaningful to the readers of its financial statements at this time.

13. Because the fiscal 1994 consolidated statement of operations is not included in the 1997 Form 10-K Report, management does not believe it is meaningful at this point to amend the disclosure in the earlier year's Form 10-K. Management believes that the comparisons made in the referenced Form 10-K/A1 are meaningful given their pro forma nature.

14. The following reconciles the changes in the balance sheet accumulated depreciation and amortization to the cash flow provision for depreciation and amortization, for the year ended January 31, 1996 in $000's:

                    PATENTS AND   PROPERTY, PLANT  OTHER    TOGETHER
                     GOODWILL      AND EQUIPMENT   ASSETS
Accum. Deprec/amort  $158          $3,138          $--      $3,296
beginning
Provision             289             983           63       1,335
Disposals                            (369)                    (369)
Accum. Deprec/amort
- ending             $447          $3,752          $63      $4,199



15. and 16. In the Company's financial statements for the fiscal year ended January 31, 1997, the first paragraph of Note 1 - Basis of Presentation, has been modified to make it clear that the Company became successor to Midwesco Filter Resources, Inc. through merger. The previous registrant was Midwesco Filter Resources, Inc. which is now a wholly-owned subsidiary of MFRI, Inc. ; the Company had no operations prior to its merger with Midwesco Filter Resources, Inc.

17. The Company adopted SFAS 121 in the fiscal year ended January 31, 1997.
Note 2 - Significant Accounting Polices, to the Company's fiscal 1997 consolidated financial statements includes the disclosures required by this Statement, including a reference that since the adoption, no impairment losses have been recognized.

18. The debt referred to was repaid during the fiscal 1997. The language in Note 7 - Debt, did not make it clear that the waiver the Company received extended for more than one year.

19. The caption in Note 9 - Income Taxes has been revised to read "Accrued Commissions" not "Unearned Commissions." Management does not believe that this drafting change is material.

20. Note 12 (Note 3 in the Company's fiscal 1997 financial statements)
 - Related Party Transactions, has been reworded.

21. Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (the "1996 Form 10-K Report") was filed in order to correct the following:

1. In the Consolidated Statements of Cash Flows "Prepaid expenses and other assets" for the year ended January 31, 1996 was changed from (1,285,000) to (1,151,000), with resulting totals changing accordingly.

2. In Notes to Consolidated Financial Statements Note 13, "Cash paid for interest" for the year ended January 31, 1996 was changed from 1,009,000 to 928,000.

3. In Notes to Consolidated Financial Statements Note 13, the Ricwil acquisition disclosures for the year ended January 31, 1995 were modified.

Amendment No. 2 to the 1996 Form 10-K Report changes the third sentence under the caption "Liquidity and Capital Resources" of the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the 1996 Form 10-K Report as follows:

"This line of credit is unsecured, has a term of three years and provides for interest at the higher of the federal funds rate, in effect from time to time, plus 50 basis points and the bank's prime rate in effect from time to time."

22. and 23. The Company does not propose to amend its Form 8-K/A dated December 30, 1996. The Company believes that its amendment of the Registration Statement to incorporate by reference the Company's fiscal 1997 consolidated financial statements is sufficient to comply with Rule 3-01 and Rule 3-02 for Regulation S-X. See the responses to questions 10 and 11 above.

24. For the periods presented there were no contract claims for either the Company or Midwesco for which "realization [was] probable and the amount [was] reasonably estimable" (the Midwesco recognition policy) but for which "claims [were not yet] settled" (the MFRI recognition policy). Therefore, there was no difference in revenues measured in accordance with the two policies. Note that in the 1997 Form 10-K Report, the Company has reworded the description of its revenue recognition policy to more clearly describe its revenue recognition practices.

25. The Company is not awaiting additional information for any FAS 38 contingencies. Accordingly, the purchase price allocation is not considered to be preliminary.

26. The fair value of the MFRI common stock used to determine the purchase price has been changed to include a reasonable period before and after the Thermal Care Merger was announced.

27. Revenues, costs and expenses presented as those of Midwesco Businesses spun-off directly attributable to the transaction represent the revenue, costs and expenses of those businesses which the Company has no intention of pursuing, and which New Midwesco (as defined in the Company's Proxy Statement relating to the Special Meeting of Stockholders held on December 16, 1996) intended to continue (and has in fact continued uninterrupted since the time of the transaction). Those revenues, costs and expenses (including corporate general and administrative expenses) are factually supportable in that they have not been allocated but rather have been derived from the ledgers and related accounting records of Midwesco, in which its businesses have been separately accounted for. As a result of, and as a part of the transaction as planned at the time the Registration Statement was filed, Midwesco employees and resources adequate to support the general and administrative needs of Midwesco Businesses spun-off have been spun off to New Midwesco with those businesses.

28. The reconciliation requested is as follows, for the year ended January 31, 1996, in $000's:

Income for operations: Heat transfer equipment,           $2,231
page F-19 Note 10

Corporate administrative expenses to support this           (759)
business and being spun off with it

Charge for unabsorbed costs of the leased building, to      (154)
be shared on an actual cost basis as provided by the

Management Services Agreement
Acquired Midwesco income from operations, page 48         $1,318

29. The Simtech subsidiary has operated at a loss and the minority stockholder has no obligation to fund such losses.

30. Midwesco's ownership percentage in MPJV (which ownership was spun off to New Midwesco in the transaction) was 55%. This special partnership completed in 1989 the construction project which was the sole purpose for its formation. Due to the dormant nature of this venture and its relative size, management of Midwesco elected not to fully consolidate its accounts.

31. The management of Midwesco and of MPJV's new owner, New Midwesco, believe recognition of contract revenue relating to claims is supported by SOP 81-1, as follows:

a. The basis for the claims is a contractual performance guarantee for turbine performance, which was not met.

b. The circumstances causing the additional costs were unforeseen at the contract date and the result of the turbine supplier's performance, not of MPJV's performance.

c. Costs associated with the claim have been identified and measured and are reasonable in view of the work performed.

d. The evidence supporting the claim is objective and verifiable. It consists of contractually guaranteed turbine performance to be measured by a contractually specified engineering formula, compared with the results of actual performance measured in accordance with that formula supervised, evaluated and attested to by competent third parties, including expert third parties who have testified during pretrial preparation and depositions. An offer to settle for an amount approximately the amount recognized on Midwesco's statements was once received from the turbine supplier but was rejected as inadequate.

32. Midwesco had deferred a portion (38%) of the gain on the sale of Perma-Pipe to the Company in order to match revenues with expenses in its consolidated financial statements. Immediately after selling Perma-Pipe to the Company, Midwesco owned approximately 38% of the stock of the Company. Therefore, Midwesco's gain resulted from a transaction with a 38%-owned affiliate and, subsequent to the sale of Perma-Pipe to the Company, Midwesco's financial statements included its 38% share of the earnings of the Company, which the Company's earnings were net of amortizing goodwill generated by the purchase of Perma-Pipe from Midwesco. By deferring 38% of the gain and amortizing it into income over the same period over which the Company was amortizing the Perma-Pipe goodwill, Midwesco matched the timing of its gain with the corresponding goodwill amortization expense of its 38%-owned affiliate in its financial statements. At the time of the acquisition of Midwesco by the Company, the 38% ownership was eliminated.

* * * * *

A manually signed and currently dated accountant's consent has been filed as Exhibit 23. 1 to the Registration Statement.

Attached hereto, in accordance with Rule 461, is a letter from the Company to the Commission relating to acceleration of the effective date of the Registration Statement. We expect that the Company will submit an oral request for acceleration asking that the Registration Statement be ordered effective during mid-May. Accordingly, we would appreciate any further comments of the staff as soon as practicable.

Please call the undersigned or Hal M. Brown (312/368-4012) of this law firm if there are any comments or questions concerning the enclosed Amendment No. 1.

Very truly yours,

RUDNICK & WOLFE

/s/ Dorian R. Williams

Dorian R. Williams

DRW/ph
Enclosures
cc:Steven C. Duvall
James Rosenberg
Kevin Trolaro
Mark S. Webb
David Unger
Michael D. Bennett
Hal M. Brown



MFRI, INC.
7720 Lehigh Avenue
Niles, IL 60714


May 2, 1997


Securities and Exchange Commission
450 5th Street, N. W.
Washington, D. C. 20549

Re: MFRI, INC. (THE "COMPANY")
REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION STATEMENT NO. 333-21951)

Ladies and Gentlemen:

Please be advised that the Company, at the appropriate time, intends to make an oral request that appropriate action be taken by the Commission under Section 8(a) of the Securities Act of 1933, as amended (the "Act"), to order the above-captioned registration statement on Form S-3 (relating to 2,124,298 shares of common stock) effective. The Company is aware of its obligations under the Act.

Very truly yours,


/s/ Michael D. Bennett

Michael D. Bennett
Vice President

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 1997. REGISTRATION NO. 333-21951






                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C.  20549





                                AMENDMENT NO. 1

                                      to

                                   FORM S-3

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933






                                  MFRI, INC.
            (Exact name of registrant as specified in its charter)


         DELAWARE                                36-3922969
      (State or other                           (IRS Employer
       jurisdiction                         Identification No.)
    of incorporation or
       organization)


                              7720 LEHIGH AVENUE
                             NILES, ILLINOIS 60714
                                (847) 966-1000
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)


                                  DAVID UNGER
                      CHAIRMAN OF THE BOARD OF DIRECTORS
                                  MFRI, INC.
                              7720 LEHIGH AVENUE
                             NILES, ILLINOIS 60714
                                (847) 966-1000
                    (Name, address, including ZIP Code, and
         telephone number, including area code, of agent for service)





                                  COPIES TO:

                              HAL M. BROWN, ESQ.
                           DORIAN R. WILLIAMS, ESQ.
                                RUDNICK & WOLFE
                     203 NORTH LASALLE STREET, SUITE 1800
                           CHICAGO, ILLINOIS  60601
                                (312) 368-4000
                          (312) 236-7516(TELECOPIER)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION, DATED MAY 2, 1997

PROSPECTUS

2,124,298 Shares

MFRI, INC.

COMMON STOCK

This Prospectus relates to 2,124,298 outstanding shares ("Shares") of common stock, par value $.01 per share (the "Common Stock"), of MFRI, Inc., a Delaware corporation (the "Company"), which may hereaf sold from time to time for the account of persons named under the caption "Selling Stockholders."

The Shares were issued in the merger (the "Merger") of Midwesco, Inc., an Illinois corporation, with and into the Company, which occurred on December 30, 1996 (the "Merger Closing Date").

The Shares may hereafter be offered or sold from time to time for the account of persons named under the caption "Selling Stockholders" on the Nasdaq National Market, or otherwise, at prices and on terms then obtainable, in broker's transactions, special offerings, exchange distributions, negotiated transactions, block transactions, or otherwise. See "Selling Stockholders" and "Plan of Distribution." The Company will not realize any proceeds from any sale of the Shares.

SEE "RISK FACTORS" ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

The Common Stock is traded on the Nasdaq National Market under the symbol MFRI. On May ____, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $__________.

______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED OR ANY STATE SECURITIES COMMISSION UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

______________
MAY     , 1997

NO DEALER, BROKER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION OF AN OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED BY REFERENCE, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES, MANY OF WHICH CANNOT BE PREDICTED WITH ACCURACY AND SOME OF WHICH MIGHT NOT EVEN BE ANTICIPATED. FUTURE EVENTS AND ACTUAL RESULTS, FINANCIAL AND OTHERWISE, MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" HEREIN AND IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" INCORPORATED BY REFERENCE IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1997, WHICH IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.


TABLE OF CONTENTS

                       PAGE

Available Information  2
Risk Factors  2
The Company  3
Selling Stockholders  5
Use of Proceeds  7
Plan of Distribution  7
Legal Matters  8
Experts  8
Information Incorporated By Reference  8


AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N. W., Washington, D. C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements, and other information about the Company. The address of the Web site maintained by the Commission is "http://www. sec. gov".

This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by the Company. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is hereby made to the Registration Statement, including the financial schedules and exhibits filed or incorporated by reference as a part thereof, which may be -examined at the Public Reference Room of the Commission in Washington, D. C., without charge, or copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


RISK FACTORS

COMPETITION; BUSINESS. The businesses in which the Company is engaged are highly competitive. In addition, new installations of baghouses are subject to competition from alternative technologies and the sale of specialty piping systems and electronic leak detection and location systems are subject to competition from alternative products. The business of Thermal Care is dependent on the plastics industry. Any adverse trends in the plastics industry may have a material adverse effect on the business of Thermal Care. Thermal Care relies upon a single source for key components of several of its products. Although the Company believes that there are alternate sources available for such components, there can be no assurance that the interruption of supplies of such components would not have an adverse effect on the financial condition of the Company, and that the Company, if required to do so, would be able to negotiate agreements with alternative sources on acceptable terms.

GOVERNMENT REGULATION. The demand for the Company's leak detection and location systems and secondary containment piping systems is driven primarily by government regulation with respect to hazardous waste. Laws such as the Federal Resource Conservation and Recovery Act ("RCRA"), and standards such as the National Emission Standard for Hydrocarbon Airborne Particulates ("NESHAP"), have increased the demand for the Company's leak detection and location and secondary containment piping systems. The Company's filtration products business to a large extent is dependent on governmental regulation of air pollution at the federal and state levels. The Company believes that continuing growth in the sale of filtration products and services will be materially dependent on continuing enforcement of environmental laws such as the Federal Clean Air Act Amendments of 1990 ("Clean Air Act Amendments"). Although changes in such environmental regulations could significantly alter the demand for the Company's products and services, the Company does not believe that such a change is likely to decrease demand in the foreseeable future.

ECONOMIC FACTORS. Although demand for many of the Company's products is generally affected by its customers' need to comply with governmental regulations, purchases of the Company's products at times may be delayed by customers due to adverse economic factors.

DIVIDENDS. The Company has not paid dividends in the past and does not anticipate paying cash dividends on its common stock in the foreseeable future. The Company's line of credit agreement contains certain restrictions on payment of dividends. The primary restriction limits dividends to a cumulative amount of up to 25% of net income.

LACK OF ARM'S-LENGTH NEGOTIATIONS; CONFLICTS OF INTEREST. The agreements between the Company and Midwesco relating to the Merger and the Perma-Pipe Transaction were not negotiated on an arm's-length basis. However, the Company believes the consideration, representations, warranties and covenants in such agreements are fair to the Company even though they may not provide the same level of protection as similar representations, warranties and covenants contained in comparable agreements with persons that are not affiliates of the Company. Members of the Board of Directors affiliated with Midwesco (Messrs. Unger, Ogilvie, Elgendy, Gruenberg and Henry and Bradley Mautner) will have a conflict of interest with respect to their obligations as directors and officers of the Company, and enforcing the terms of such agreements against Midwesco, if necessary.


THE COMPANY

The Company is engaged in the manufacture and sale of filter bags for use in industrial air pollution control systems known as "baghouses", and also engineers, designs and manufactures specialty piping systems and leak detection and location systems, and industrial water cooling equipment. The Company, which was incorporated in Delaware in October 1993, is the successor corporation to Midwesco Filter Resources, Inc. ("Midwesco Filter").

Midwesco Filter was incorporated in Delaware in October 1989 as a wholly owned subsidiary of Midwesco. On December 13, 1989, Midwesco Filter exchanged shares of its common stock for the net assets constituting its Midwesco Filter Resources division ("Filter Division") of Midwesco. The Filter Division was formed from certain assets of the Filter Media division of the Kennecott Corporation, acquired by Midwesco in June 1982, and certain assets of the Filter Resources Corporation, acquired by Midwesco in December 1983.

On January 28, 1994 pursuant to a merger transaction ("Perma-Pipe Transaction") between the Company, a subsidiary of the Company and Midwesco Filter, the Company acquired the Perma-Pipe business ("Perma-Pipe") from Midwesco for cash and 278,666 shares of Common Stock. Pursuant to the Perma-Pipe Transaction, each share of common stock of Midwesco Filter was exchanged for one share of Common Stock. Immediately prior to the effective time of the Perma-Pipe Transaction, a public offering (the "Offering") of shares of common stock of Midwesco Filter was consummated, the net proceeds of which were used to repay bank debt related to Perma-Pipe. Perma-Pipe is in the business of engineering, designing and manufacturing specialty piping systems and leak detection and location systems.

On September 30, 1994, the Company and an indirect wholly-owned subsidiary of the Company, pursuant to a purchase agreement dated as of such date ("Purchase Agreement"), acquired substantially all of the assets of Ricwil Piping Systems Limited Partnership ("Ricwil LP") for cash and 55,710 shares of Common Stock, as adjusted in accordance with the terms of the Purchase Agreement. Ricwil LP was a manufacturer of insulated piping systems for district heating and cooling systems.

On December 6, 1995, Perma-Pipe acquired for cash the net assets and leak detection business of Hagenuk GmbH.

On August 15, 1996, the Company, pursuant to an Asset Purchase Agreement dated as of such date (the "Purchase Agreement"), acquired substantially all of the assets of Eurotech Air Filtration, Inc., an Oregon corporation ("Eurotech"), for cash and 30,571 shares of Common Stock, subject to possible adjustments in accordance with the terms of the Purchase Agreement. Pursuant to the Purchase Agreement, Eurotech has the right, subject to certain conditions, to distribute such shares to its four shareholders.

On December 30, 1996, the Company acquired the Thermal Care Division ("Thermal Care") and certain other specified assets and liabilities of Midwesco by the merger of Midwesco with and into MFRI (the "Merger"). Through the Merger, an aggregate of 2,124,298 shares of Common Stock were issued to the shareholders of Midwesco and the 1,717,666 shares of Common Stock owned by Midwesco immediately prior to the consummation of the Merger were cancelled. Thermal Care engineers, designs and manufactures industrial water cooling equipment.

The Company's filtration products business is carried on by Midwesco Filter, and the piping system products business is carried on by Perma-Pipe, Inc. Midwesco Filter and Perma-Pipe, Inc. are wholly-owned subsidiaries of MFRI. As used herein, unless the context otherwise requires, the term Company includes MFRI, Inc., Midwesco Filter, Thermal Care, Perma-Pipe, Inc., and its subsidiaries, and their predecessors.

The Company's principal executive offices are located at 7720 Lehigh Avenue, Niles, Illinois 60714 and its telephone number is (847) 966-1000. Other information concerning the Company's management, business, securities, and results of operations is incorporated by reference from its reports filed with the Commission. See "Information Incorporated by Reference."



SELLING STOCKHOLDERS

The Shares may be offered from time to time for the account of the Selling Stockholders whose names are set forth in the table below. The table sets forth information as of January 31, 1997 with respect to the beneficial ownership of the Shares by the Selling Stockholders. To the knowledge of the Company, none of the Selling Stockholders has any material relationship with the Company except as set forth in the footnotes to the following table and as more fully described elsewhere in this Prospectus (including the information incorporated by reference in this Prospectus).


     			   NO. OF SHARES  NO. OF SHARES   NO. OF SHARES WHICH
                    OWNED PRIOR TO  WHICH MAY BE    MAY BE OWNED AFTER
SELLING STOCKHOLDER   OFFERING(1)     OFFERED          OFFERING(1)
Henry Mautner(2)       451,688         419,938           31,750
Debra Mautner          170,473         170,473             --
David M. Mautner(3)    171,298         170,473               825
Bradley E. Mautner(4)  172,773         170,473             2,300
David Unger(5)         535,677         489,927            45,750
Maxine S. Unger(6)      29,359          12,859            16,500
Judith Golden          141,632         141,632              --
Rebecca Fishman        148,932         141,632             7,300
Michael Unger          142,132         141,632               500
Robert F. Spreenberg(7)187,925         187,925              --
David A. Miller(8)       6,611           5,511             1,100
William F. Davis(9)     27,126          25,901             1,225
Judith & Jeff Golden     4,374           3,674               700
Don L. Gruenberg(10)     4,587           1,837             2,750
John F. Conroy(11)       2,543             918             1,625
Carlo Ferraro(12)          367             367              --
Edward A. Crylen(13)     3,062           1,837             1,225
Herbert J. Sturm(14)     9,815           3,490             6,325
Robert K. Spreenberg(15) 9,552           9,552               --
Gene K. Ogilvie(16)     43,772          11,022            32,750
Michael D. Bennett(17)  10,331           3,306             7,025
Fati Elgendy(18)        27,969           9,919            18,050

(1) Includes shares, if any, held by spouse; held as custodian; held in joint tenancy with spouse; held by or for the benefit of the named person or one or more members of his immediate family; with respect to which the named person has or shares voting or investment powers; or in which the named person otherwise has a beneficial interest. Also includes shares issuable upon exercise of employee stock options.
(2) Henry Mautner is Director and Vice Chairman of the Board of Directors of the Company. From 1972 to the Merger Closing Date, he served as Chairman of Midwesco.
(3) From June 1985 to the Merger Closing Date, David M. Mautner served as Director of Midwesco.
(4) Bradley E. Mautner is Director and Vice President of the Company. From January 1994 to the Merger Closing Date, he served as President of Midwesco. In addition, since February 1996, he served as the Chief Executive Officer of Midwesco Services, Inc. ("Midwesco Services"), which, prior to the Merger Closing Date, was a 50% owned affiliate of Midwesco. Mr. Mautner served as President of Midwesco Services from February 1988 to January 1996.
(5) David Unger is Director, Chairman of the Board of Directors, President and Chief Executive Officer of the Company. From 1972 to the Merger Closing Date, he served as Director of Midwesco, having served as President from 1972 to January 1994 and Vice President since January 1994.
(6) From March 1993 to the Merger Closing Date, Maxine S. Unger served as Director of Midwesco.
(7) From February 1970 to the Merger Closing Date, Robert K. Spreenberg served as Director and Executive Vice President of Midwesco.
(8) From June 1979 to the Merger Closing Date, Mr. Miller served as Vice President of Midwesco.
(9) From June 1979 to the Merger Closing Date, Mr. Davis served as Vice President of Midwesco.
(10) Mr. Gruenberg is Director and Vice President of the Company. From August 1980 to the Merger Closing Date, he served as Vice President of Midwesco.
(11) Mr. Conroy is Comptroller and Assistant Secretary of the Company.
From January 1980 to the Merger Closing Date, he served as Controller of
Midwesco.
(12) From May 1982 to the Merger Closing Date, he served as Vice President of Midwesco Services.
(13) From August 1982 to the Merger Closing Date, he served as Vice President of Midwesco.
(14) Mr. Sturm is Vice President of the Company and of Midwesco Filter.
(15) Robert K. Spreenberg is an employee of the Company. From May 1979 to the Merger Closing Date, he was employed by Midwesco.
(16) Mr. Ogilvie is Director, Vice President of the Company and President of Midwesco Filter. From 1982 to the Merger Closing Date, he served as Vice President of Midwesco.
(17) Mr. Bennett is Vice President, Secretary and Treasurer of the Company. From 1989 to the Merger Closing Date, he served as Vice President, Secretary and Treasurer of Midwesco.
(18) Mr. Elgendy is Director, Vice President of the Company and President of Perma-Pipe, Inc.

At March 31, 1997, there were 4,965,329 shares of Common Stock outstanding.

USE OF PROCEEDS

This Prospectus relates solely to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not realize any proceeds from any sale of Shares by the Selling Stockholders.


PLAN OF DISTRIBUTION

The Selling Stockholders may offer and sell Shares by means of the Prospectus from time to time in one or more transactions, directly by the Selling Stockholders, or through agents, dealers or brokers to be designated from time to time; such offers and sales may be effected over any national securities exchange or automated interdealer quotation system on which shares of the Common Stock are then listed, in negotiated transactions or in a combination of such methods of sale; the selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices; and the Shares may also be offered in coordinated block transactions through underwriters, dealers or agents, or otherwise who may receive compensation in the form of underwriting or brokerage discounts, concessions or commissions from the Selling Stockholders or the purchasers of such Shares for whom they may act as agents. In certain states, the Selling Stockholders may be required to offer and sell Shares only through brokers and dealers registered in such states.

The Selling Stockholders and any brokers or dealers that act in connection with the sale of Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the sale of Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The Company will pay all of the expenses of the preparation, printing and filing of the Registration Statement, any amendments or supplements thereto, and prospectuses and revised prospectuses as required to cover the transactions covered hereby, as well as the Company's fees and disbursements of its counsel and accountants relating to the Registration Statement, but the Company is not obligated to pay any underwriting discounts and commissions, brokers' commissions or charges, the legal fees and expenses of the Selling Stockholders, or transfer taxes, if any, relating to the sale or disposition of Shares by a Selling Shareholder.

The Selling Stockholders may also resell Shares in open market transactions pursuant to the resale provisions of Rule 144 under the Securities Act or in transactions otherwise permitted under the Securities Act.


LEGAL MATTERS

Certain legal matters in connection with the Shares, including the validity of the Shares, will be passed upon for the Company by Rudnick & Wolfe, Chicago, Illinois.


EXPERTS

The financial statements of MFRI, Inc. and subsidiaries incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


INFORMATION INCORPORATED BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act (SEC File No. 1-18370) are hereby incorporated by reference into this Prospectus:


(i) the registration statement of the Company's predecessor on Form 8-A filed on March 13, 1990 registering common stock of the Company's predecessor under Section 12(g) of the Securities Exchange Act of 1934;

(ii) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997; and

(iii) the Company's Current Report on Form 8-K dated December 30, 1996.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of shares of the Common Stock made hereby are hereby incorporated by reference, and such documents are deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF COMMON STOCK, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE ORAL OR WRITTEN REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH INFORMATION). SUCH REQUEST SHOULD BE DIRECTED TO MICHAEL D. BENNETT, SECRETARY, MFRI, INC., 7720 LEHIGH AVENUE, NILES, ILLINOIS 60714 (TELEPHONE (847) 966-1000).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16. EXHIBITS.

EXHIBIT  EXHIBIT
NUMBER  DESCRIPTION

2.1 Agreement for Merger by and between Midwesco, Inc. and MFRI, Inc. [Incorporated by reference to Appendix A to the Company's Proxy Statement dated November 12, 1996 relating to the Company's Special Meeting of Stockholders held on December 16, 1996 (SEC File No. 0-18370)].

2.2 Agreement and Plan of Merger by and between Midwesco, Inc. and MFRI, Inc. [Incorporated by reference to Exhibit 2. 2 to the Company's Current Report on Form 8-K dated December 30, 1996 (SEC File No. 0-18370)].

5 Opinion of Rudnick & Wolfe with respect to the legality of the Common Stock being registered.

23.1 Consent of Deloitte & Touche LLP.

23.2 Consent of Rudnick & Wolfe (contained in Exhibit 5 hereof).

24.1 Power of Attorney of Directors and certain officers of the Company.*


24.2 Power of Attorney of certain Directors of the Company.



* Previously filed.
</R?

SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Illinois, on May 2, 1997.

MFRI, INC.


By: /S/ DAVID UNGER
David Unger
Chairman of the Board and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE             TITLE                               DATE
David Unger*          Director and Chairman of the
                      Board of Directors (Principal
                      Executive Officer)                  May 2, 1997

Henry M. Mautner*     Director, Vice Chairman of
                      the Board of Directors              May 2, 1997

Gene K. Ogilvie*      Director and Vice President         May 2, 1997

Bradley E. Mautner*   Director and Vice President         May 2, 1997

Michael D. Bennett*   Vice President, Secretary and
                      Treasurer (Principal Financial
                      and Accounting Officer)             May 2, 1997

Fati Elgendy*         Director and Vice President         May 2, 1997

Don Gruenberg*        Director and Vice President         May 2, 1997

Arnold F. Brookstone* Director                            May 2, 1997

Eugene Miller*        Director                            May 2, 1997

Stephen B. Schwartz*  Director                            May 2, 1997

*By:/S/ DAVID UNGER   Individually and as Attorney-       May 2, 1997
     David Unger      in-fact




EXHIBIT INDEX


EXHIBIT    EXHIBIT
NUMBER     DESCRIPTION

2.1 Agreement for Merger by and between Midwesco, Inc. and MFRI, Inc.
[Incorporated by reference to Appendix A to the Company's Proxy Statement dated November 12, 1996 relating to the Company's Special Meeting of
Stockholders held on December 16, 1996 (SEC File No. 0-18370)].

2.2 Agreement and Plan of Merger by and between Midwesco, Inc. and MFRI,
Inc.  [Incorporated by reference to Exhibit 2. 2 to the Company's Current
Report on Form 8-K dated December 30, 1996 (SEC file No. 0-18370)].

  5 Opinion of Rudnick & Wolfe with respect to the legality of the Common
Stock being registered.

 23.1 Consent of Deloitte & Touche LLP.

 23.2 Consent of Rudnick & Wolfe (contained in Exhibit 5 hereof).

 24.1 Power of Attorney of the Directors and certain officers of the Company.*

 24.2 Power of Attorney of certain Directors of the Company.



*Previously filed.

















EXHIBIT 5

RUDNICK & WOLFE
203 NORTH LASALLE STREET
CHICAGO, ILLINOIS 60601-1293

May 2, 1997 (312) 368-4000

The Board of Directors
MFRI, Inc.
7720 Lehigh Avenue
Niles, IL 60714

Gentlemen:

We have examined the registration statement on Form S-3 (Registration No.
333-21951) filed with the Securities and Exchange Commission on or about
February 17, 1997, for registration under the Securities Act of 1933, as amended, of 2,124,298 shares of common stock of MFRI, Inc., a Delaware corporation (the "Company"), par value $. 01 per share ("Common Stock").
We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares of Common Stock by the Company. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion that such 2,124,298 shares of Common Stock of the Company have been duly authorized, and are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm in the registration statement under the caption "Legal Matters."

Very truly yours,

RUDNICK & WOLFE



By: /S/ DORIAN R. WILLIAMS
    Dorian R. Williams, a Partner




EXHIBIT 23. 1


CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement of MFRI, Inc. on Form S-3 of our report dated April 18, 1997, appearing in the Annual Report on Form 10-K of MFRI, Inc. for the year ended January 31,
1997 and to the reference to us under the "Experts" in the Prospectus, which is part of this Registration Statement.



/S/  DELOITTE & TOUCHE LLP
Deloitte & Touche LLP


Chicago, Illinois
May 2, 1997




EXHIBIT 24.2


POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of MFRI, Inc., a Delaware corporation (the
"Company"), does hereby constitute and appoint David Unger, Henry M.
Mautner, Bradley E. Mautner, Fati Elgendy and Michael D. Bennett with full power of substitution and resubstitution to each of said attorneys, to execute, file or deliver any and all instruments and to do any and all acts and things which said attorneys and agents, or any of them, deem advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any requirements or regulations of the Securities and Exchange
Commission in respect thereto, in connection with the registration under said Securities Act of the sale of shares of common stock of the Company by certain stockholders of the Company, which shares were issued by the Company in connection with the merger of Midwesco, Inc., an Illinois corporation, and the Company, including specifically, but without limitation of the general authority hereby granted, the power and authority to sign his or her name as director or officer, or both, of the Company, as indicated below opposite his or her signature, to the registration statements and any amendment, post-effective amendment, supplement or papers supplemental thereto, to be filed with respect to said shares of common stock, and each of the undersigned does hereby fully ratify and confirm all that said attorneys and agents, or any one of them, or the substitute of any of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has subscribed these presents, this 2nd day of May, 1997.

SIGNATURE TITLE

/S/ ARNOLD F. BROOKSTONE
Arnold F. Brookstone, Director

/s/ STEPHEN B. SCHWARTZ
Stephen B. Schwartz, Director

